Exhibit 4(x)

                                                            December 19, 2001


James Connor
President and co-CEO
Newcor, Inc.
43252 Woodward Avenue, Suite 240
Bloomfield Hills, Michigan 48302

RE: FINANCING ARRANGEMENTS AMONG COMERICA BANK ("BANK"), NEWCOR, INC. ("NEWCOR"), ROCHESTER GEAR, INC. ("ROCHESTER GEAR") (NEWCOR AND ROCHESTER GEAR ARE IDENTIFIED COLLECTIVELY AS "BORROWERS"), ENC CORP., PLASTRONICS PLUS, INC., NEWCOR M-T-L, INC., GRAND MACHINING COMPANY, DECO TECHNOLOGIES, INC., DECO INTERNATIONAL, INC., TURN-MATIC, INC. (IDENTIFIED COLLECTIVELY, TOGETHER WITH NEWCOR, IN ITS CAPACITY AS A GUARANTOR OF CERTAIN OBLIGATIONS OF ROCHESTER GEAR, AND ROCHESTER GEAR, IN ITS CAPACITY AS A GUARANTOR OF THE OBLIGATIONS OF NEWCOR, AS "GUARANTORS")

Dear Mr. Connor:

Please refer to any and all documents, instruments and agreements executed in connection with the financing arrangements from Bank to Borrower and Guarantors (collectively, the "Loan Documents"). All amounts due from Borrower to Bank, whether now or in the future, contingent, fixed, primary and/or secondary, including, but not limited to, principal, interest, inside and outside counsel fees, audit fees, costs, expenses and any and all other charges provided for in the Loan Documents shall be known, in the aggregate, as the "Liabilities." All capitalized terms not defined in this letter agreement ("Agreement") shall have the meanings described in the Loan Documents.

As of December 6, 2001, the Liabilities include:

LOANS (NOTE AMOUNT AND DATE)             PRINCIPAL                 INTEREST
----------------------------             ---------                 --------
NEWCOR REVOLVING LOAN
($30,000,000; 3/28/01)                 $2,273,815.10              $31,709.14

NEWCOR TERM LOAN
($10,000,000; 5/13/96)                 $2,833,319.00              $15,772.60
                                       -------------              ----------

          TOTAL                        $5,107,134.10              $47,481.74
                                       =============              ==========


The Liabilities also include: (a) Rochester Gear's obligations under a certain Reimbursement Agreement with respect to a letter of credit issued by Bank at the request of Rochester Gear in the amount of $6,170,191.78; and (b) Newcor's obligations with respect to certain stand-by letters of credit issued by Bank at Newcor's request in the aggregate amount of $700,000 (collectively, the "Letter of Credit Obligations"). The amounts referenced above are exclusive of interest accruing after December 6, 2001, costs and expenses (including, but not limited to, inside and outside counsel fees).

Newcor failed to pay the semi-annual interest payment under its 144A subordinated notes due on September 4, 2001. The failure to cure this default within the 30-day grace period constitutes a default under the Loan Documents. In addition, Newcor is in default of certain financial covenants, as follows:
(a) Newcor's EBITDA as of September 30, 2001 was $5,124,000, which is less than the EBITDA of $7,500,000 required under the Loan Documents; and (b) as of September 30, 2001, Newcor and its Consolidated Subsidiaries had a ratio of current assets to current liabilities of 0.30 to 1.00, which is below the ratio of 1.25 to 1.00 required under the Loan Documents.

The Revolving Loan and the Term Loan are term obligations. As a result of and for the reasons outlined above, Bank hereby accelerates the Revolving Loan and the Term Loan and demands payment in full of all of the Liabilities. By copy of this letter demand is also hereby made of the Guarantors of the Liabilities.

From and after the date of this letter, interest shall accrue on the Liabilities at the highest rate provided for in the Loan Documents, which is: (a) Bank's "Prime-based Rate" (as defined in the Loan Documents) plus three percent (3%), with respect to the Revolving Loan; and (b) the greater of (i) 10.85% or (ii) Bank's "Prime Rate" (as defined in the Loan Documents) plus three percent (3%), with respect to the Term Loan. If this Agreement is properly and timely executed and returned to Bank, then this paragraph shall be superseded by paragraph 7 below.

Bank may, in its sole discretion, consider requests for advances under the Revolving Loan after the date of this letter and prior to acceptance of this letter by Borrowers and Guarantors as provided below. Bank is not obligated to make any such advances and if it elects to make certain advances is not obligated to continue to make advances. Bank reserves all of its rights. Bank will not consider advances which would increase the sum of the balance under the Revolving Loan to more than $8,000,000.

Subject to timely, written acceptance by Borrowers and Guarantors of the following conditions, Bank is willing to forbear until March 31, 2002, subject to earlier termination as provided below, from further action to collect the
Liabilities:

1. Borrowers and Guarantors acknowledge the Liabilities as set out in the Loan Documents, the amount of the Liabilities as stated above and the existence of the default. Borrowers and Guarantors further acknowledge that Bank's demand is timely and proper.

2. Future administration of the Liabilities and the financing arrangements among Bank, Borrowers and Guarantors shall continue to be governed by the covenants, terms and conditions of the Loan Documents, which are incorporated by this reference, except to the extent that the Loan Documents have been superseded, amended, modified or supplemented by this Agreement or are inconsistent with this Agreement, then this Agreement shall govern. Any and all Loan Documents previously delivered to Bank are ratified and confirmed by Borrowers and Guarantors.

3. Borrowers and Guarantors acknowledge Bank is under no obligation to advance funds or extend credit to Borrowers under the Loan Documents, or otherwise. Bank will not issue additional letters of credit.

4. 100% of the cash inflows of Newcor, Rochester Gear, Grand Machining Company, Deco Technologies, Inc. and Plastronics Plus, Inc. will be applied to the Revolving Loan. Subject to maintaining an advisory "Advance Formula" (defined below) equal to or greater than the balance owing on the Revolving Loan, and provided there are no further defaults under the terms of this Agreement, and no further defaults under the Loan Documents, Bank may, in its sole discretion, continue to advance to Newcor under the Revolving Loan, in accordance with the Loan Documents, through March 30, 2002. Effective immediately, the maximum amount available under the Revolving Loan (the "Revolver Cap") is $10,000,000. The Revolver Cap shall increase to $10,500,000 on January 15, 2002. The Revolver Cap shall increase further to $13,500,000 on

         February 15, 2002. The Advance Formula is equal to 70% (the "Advance Rate") of "Eligible Accounts" (as defined in the October 14, 1999 Advance Formula Agreement). The Advance Rate shall further reduce by an additional 2% on each of January 15, 2002, February 15, 2002 and March 15, 2002. In the event the balance on the Revolving Loan exceeds the Advance Formula at any time, no advances will be allowed. Effective immediately, advances under the Revolving Loan shall be at the Prime-based Rate only. Each borrowing request or Accounts Receivable collection must be accompanied by an accounts receivable report, in form satisfactory to Bank, with a minimum of one report per week.

5. Borrowers and Guarantors acknowledge and agree they shall hold in express trust for Bank and immediately surrender in the form received all of their cash inflows to Bank by depositing such inflows into the following respective accounts maintained at Bank:



          BORROWER/GUARANTOR                                 ACCOUNT NO.

          Newcor, Inc.                                       1851-443406

          Newcor, Inc. (Newcor Bay City division)            1851-445310

          Newcor, Inc. (Machine Tool and Gear division)      1851-445286

          Newcor, Inc. (Deckerville division)                1851-445179

          Rochester Gear, Inc.                               1851-445294

          Grand Machining Company (d/b/a Deco Grand)         1851-445328

          Deco Technologies, Inc.                            1851-445302


         Notwithstanding the above requirement, Plastronics Plus, Inc., the Black Hawk division of Newcor, Inc. and the Walkerton division of Newcor, Inc. may each maintain a deposit account at a bank other than Bank, provided that each such depositor and each such depository bank execute and deliver a Blocked Account Control Agreement in form acceptable to Bank by no later than January 15, 2002.

6. Notwithstanding Bank's demand of the Liabilities, interest on the Revolving Loan shall be due and payable on the first day of each and every month, effective as of the date of this Agreement. In addition, Newcor shall pay the principal installments on the Term Loan in the amount of $166,667, plus interest, on the tenth day of each month, effective as of the date of this Agreement.

7. Effective as of the date of this Agreement, the non-default interest rate on the Revolving Loan shall be Bank's "Prime-based Rate" (as defined in the Loan Documents) plus one and one-half percent (1.5%), provided, however, that if Borrowers fail to furnish to Bank by March 1, 2002 a commitment letter from a source of alternative financing for Borrowers satisfactory to Bank, then the non-default interest rate on the Revolving Loan shall be Bank's "Prime-based Rate" plus two and one-half percent (2.5%) effective as of March 1, 2002. Effective as of the date of this Agreement, the non-default interest rate on the Term Loan shall be 8.35%, provided, however, that if Borrowers fail to furnish to Bank by March 1, 2002 a commitment letter from a source of alternative financing for Borrowers satisfactory to Bank, then the non-default interest rate on the Term Loan shall be 9.35% effective as of March 1, 2002. Upon the occurrence of a default under the terms of this Agreement or any further defaults under the Loan Documents, then the Liabilities shall accrue interest at the rate otherwise provided in this paragraph plus three percent (3%).

8. Borrowers and Guarantors shall furnish to Bank by no later than January 31, 2002 appraisals by an appraiser acceptable to Bank on all machinery and equipment of Borrowers or Guarantors at the following facilities:
         Blackhawk Engineering, Newcor Technologies, Deckerville, Walkerton, Newcor Bay City and Plastronics).

9. On or before December 21, 2001, Newcor shall deliver to Bank concurrently with execution of this Agreement the legal descriptions for the real property at each of Newcor's six facilities. Newcor shall furnish to Bank by no later than January 15, 2002 executed mortgages on such facilities, in form satisfactory to Bank, which mortgages shall secure all of the Liabilities. On or before January 15, 2002 Borrowers and Guarantors shall deliver to Bank lessor's acknowledgement and subordination agreements, in form and substance satisfactory to Bank, with respect to each of their respective leaseholds, duly executed by their respective landlords.

10. Borrowers agree to use their best efforts to procure alternative financing to repay the Liabilities in full and replace the Letters of Credit by the expiration of this Agreement. Borrowers shall provide to Bank, upon Bank's request, written evidence of these efforts. Borrowers shall provide to Bank as and when received by Borrowers copies of any proposals or commitment letters. In addition, Borrowers shall provide to Bank by March 1, 2002 a commitment letter from a source of alternative financing for Borrowers, which commitment letter shall be satisfactory to Bank in its sole discretion.

11. By no later than March 1, 2002, Newcor shall enter into a definitive agreement for the restructuring of the 144A subordinated debt in form and substance satisfactory to Bank in Bank's sole discretion.

12. Borrowers shall pay to Bank a fee of $25,000. The fee is in consideration of Bank's costs in negotiating and structuring this Agreement (and not as consideration for any specific period of forbearance provided for herein). The fee is fully earned upon acceptance of this Agreement by Borrowers and Guarantors and is not refundable. The fee is due and payable concurrently with execution of this Agreement and may be charged to Newcor's checking account maintained at Bank.

13. Newcor agrees that it will not make any further payments to the Trustee for the holders of the 144A subordinated notes.

14. Concurrently with execution of this Agreement, the applicable Borrowers and Guarantors shall execute and deliver to Bank the following additional documents, in the form attached:

         (a) Amended and Restated Guaranties (Grand Machining Company, Deco Technologies, Inc., Deco International, Inc., Turn-Matic, Inc., Plastronics Plus, Inc., ENC Corp., Newcor M-T-L, Inc. and Rochester Gear);

         (b) Security Agreements (All Assets) (Newcor, Grand Machining Company, Deco Technologies, Inc., Deco International, Inc., Turn-Matic, Inc., Plastronics Plus, Inc., ENC Corp., Newcor M-T-L, Inc. and Rochester Gear);

         (c) Authority to Procure Loans (Resolutions of Corporate Board and Incumbency Certification) for Newcor; and

         (d) Authority to Support Another's Borrowings (Resolutions of Corporate Board and Incumbency Certification) for Rochester Gear, ENC Corp., Plastronics Plus, Inc., Newcor M-T-L, Inc., Grand Machining Company, Deco Technologies, Inc., Deco International, Inc. and Turn-Matic, Inc.

         In addition, Borrowers and Guarantors shall also deliver to Bank concurrently with execution of this Agreement a copy of their respective by-laws.

15. It shall be a default under this Agreement if the Trustee or the holders of the 144A subordinated notes exercise any remedies with respect to such notes, including but not limited to acceleration of the subordinated debt, commencement of suit or commencement of an involuntary bankruptcy proceeding against Newcor.

16. Bank agrees that, for the purpose of this forbearance agreement, a default under the EBITDA and Current Ratio financial covenants in the Loan Documents for the quarter ending December 31, 2001 will not be deemed to be a default under this Agreement or a further default under the Loan Documents, provided that EBITDA is not less than $4,000,000 and the Current Ratio is not less than .20 to 1.

17. Borrowers and Guarantors acknowledge and agree the Loan Documents presently provide for and they shall reimburse Bank for any and all costs and expenses of Bank, including, but not limited to, all inside and outside counsel fees of Bank whether in relation to drafting, negotiating or enforcement or defense of the Loan Documents or this Agreement, including any preference or disgorgement actions as defined in this Agreement and all of Bank's audit fees, incurred by Bank in connection with the Liabilities, Bank's administration of the Liabilities and/or any efforts of Bank to collect or satisfy all or any part of the Liabilities. Borrowers and Guarantors shall immediately reimburse Bank for all of Bank's costs and expenses upon Bank's incurrence thereof or upon demand.

18. Loan payments, interest on the Liabilities, loan administration expenses, including, but not limited to, all inside and outside counsel fees of Bank and Bank's audit fees, may be charged directly to Newcor's checking account maintained with Bank.

19. Borrowers and Guarantors will maintain all commercial accounts with Bank, except as otherwise permitted under paragraph 5 above.

20.      In addition to all reporting currently required by the Loan Documents:
         (a) Borrowers and Guarantors shall provide Bank a summary of Borrowers' and Guarantors' accounts payable and accounts receivable as of the last day of each week showing which accounts payable and accounts receivable are up to 30, 31 to 60, 61 to 90, and 91 days or more past the invoice date and listing the names and addresses of creditors and account debtors, as applicable. These summaries are due on Friday of the following week. (b) Borrowers shall provide Bank with a comparison of actual results to projections as of the last day of each month. These reports are due by the 25th of the following month. (c) Borrowers shall provide Bank with a written report on the status of Borrowers' refinancing efforts and its negotiations with the 144A subordinated noteholders on the 10th day of each month (or more frequently if Bank so requests). (d) Borrowers shall provide Bank any other reporting requested.

21. Borrowers and Guarantors acknowledge and agree the Loan Documents presently provide and they shall permit Bank to conduct such fair market value appraisals, inspections, surveys and/or testing, whether for environmental contamination or otherwise, that Bank deems necessary, on any and all real property upon which Bank may possess a mortgage securing the Liabilities, and the cost of such appraisals, inspections, surveys and testing are part of the costs and expenses for which the Borrowers and Guarantors must reimburse Bank.

22. To the extent any payment received by Bank is deemed a preference, fraudulent transfer or otherwise by a court of competent jurisdiction which requires the Bank to disgorge such payment then, such payment will be deemed to have never occurred and the Liabilities will be adjusted accordingly.

23. This Agreement shall be governed and controlled in all respects by the laws of the State of Michigan, without reference to its conflict of law provisions, including interpretation, enforceability, validity and construction.

24. Bank expressly reserves the right to exercise any or all rights and remedies provided under the Loan Documents and applicable law except as modified herein. Bank's failure to immediately exercise such rights and remedies shall not be construed as a waiver or modification of those rights or an offer of forbearance.

25. This Agreement will inure to the benefit of Bank and all its past, present and future parents, subsidiaries, affiliates, predecessors and successor corporations and all of their subsidiaries and affiliates.

26. Borrowers and Guarantors agree to execute any and all additional or supplemental documentation, and provide such further assistance and assurances as Bank may require, in Bank's sole and absolute discretion, to give full effect of the terms, conditions and intentions of this Agreement.

27. This Agreement may be executed in counterparts and facsimiles and the counterparts, when properly executed and delivered by the signing deadline, will constitute a fully executed complete agreement.

28. Bank anticipates that discussions addressing the Liabilities may take place in the future. During the course of such discussions, Bank, Borrower and Guarantors may touch upon and possibly reach a preliminary understanding on one or more issues prior to concluding negotiations. Notwithstanding this fact and absent an express written waiver by Bank, Bank will not be bound by an agreement on any individual issues unless and until an agreement is reached on all issues and such agreement is reduced to writing and signed by Borrowers and Guarantors, and Bank.

29. As of the date of this Agreement, there are no offers outstanding from Bank to Borrowers and Guarantors. Any prior offer by Bank, whether oral or written is hereby rescinded in full. There are no oral agreements between Bank and Borrowers and Guarantors; any agreements concerning the Liabilities are expressed only in the existing Loan Documents. The duties and obligations of Borrowers and Guarantors and Bank shall be only as set forth in the Loan Documents and this Agreement when executed by all parties.

30. Borrowers and Guarantors acknowledge that they have reviewed (or have had the opportunity to review) this Agreement with counsel of their choice and have executed this Agreement of their own free will and accord and without duress or coercion of any kind by Bank or any other person or entity.

31. BORROWERS, GUARANTORS AND BANK ACKNOWLEDGE AND AGREE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED. EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF THEIR CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THEIR MUTUAL BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT, THE LOAN DOCUMENTS OR THE LIABILITIES.

32. BORROWERS AND GUARANTORS, IN EVERY CAPACITY, INCLUDING, BUT NOT LIMITED TO, AS SHAREHOLDERS, PARTNERS, OFFICERS, DIRECTORS, INVESTORS AND/OR CREDITORS OF BORROWERS AND/OR GUARANTORS, OR ANY ONE OR MORE OF THEM, HEREBY WAIVE, DISCHARGE AND FOREVER RELEASE BANK, BANK'S EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS, FROM AND OF ANY AND ALL CLAIMS, CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS OR OFFSETS AND/OR ALLEGATIONS BORROWERS AND/OR GUARANTORS MAY HAVE OR MAY HAVE MADE OR WHICH ARE BASED ON FACTS OR CIRCUMSTANCES ARISING AT ANY TIME UP THROUGH AND INCLUDING THE DATE OF THIS AGREEMENT, WHETHER KNOWN OR UNKNOWN, AGAINST ANY OR ALL OF BANK, BANK'S EMPLOYEES, OFFICERS, DIRECTORS, ATTORNEYS, STOCKHOLDERS AND SUCCESSORS AND ASSIGNS.

33. Borrowers and Guarantors shall properly execute this Agreement and hand deliver same to the undersigned by no later than 5:00 p.m. on January 4, 2002.

Bank reserves the right to terminate its forbearance prior to March 31, 2002, in the event of any new defaults under the Loan Documents, defaults under this Agreement, in the event of further deterioration in the financial condition of Borrowers or Guarantors or further deterioration in Bank's collateral position, and/or in the event Bank, for any reason, believes that the prospect of payment or performance is impaired.

Very truly yours,


/s/ Preeti S. Sarnaik
---------------------

Preeti S. Sarnaik
Assistant Vice President
P.O. Box 75000
Detroit, Michigan 48275-3240
(313) 222-5185
fax:   222-3503

ACKNOWLEDGED AND AGREED:


NEWCOR, INC.
(AS A BORROWER AND IN ITS CAPACITY AS GUARANTOR
OF CERTAIN OBLIGATIONS OF ROCHESTER GEAR, INC.)


By:       /s/ James J. Connor                     Date:    12/21/01
       -----------------------------

Its:          President
       -----------------------------


ROCHESTER GEAR, INC.
(AS A BORROWER AND IN ITS CAPACITY AS
GUARANTOR OF NEWCOR, INC.'S OBLIGATIONS)


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


ENC CORP.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


PLASTRONICS PLUS, INC.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------

NEWCOR M-T-L, INC.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


GRAND MACHINING COMPANY


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


DECO TECHNOLOGIES, INC.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


DECO INTERNATIONAL, INC.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------


TURN-MATIC, INC.


By:       /s/ James J. Connor                     Date:   12/21/01
       -----------------------------

Its:          President
       -----------------------------